Exhibit 4.8

FORM OF ONDAS INC.
NON-QUALIFIED STOCK OPTION

INDUCEMENT AWARD AGREEMENT

THIS NON-QUALIFIED STOCK OPTION INDUCEMENT AWARD AGREEMENT (this “Agreement”), is made and effective as of the “Grant Date” below, by and between Ondas Inc., a Nevada corporation (the “Company”), and the below “Participant”.

W I T N E S E T H:

WHEREAS, the Company desires to grant the Participant a non-qualified stock option to purchase shares of the Company’s common stock, $0.01 par value per share (the “Stock”) as an inducement to employment with the Company (or any of its subsidiaries) and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. GRANT OF OPTION

Subject to the terms and conditions of this Agreement, effective as of the Grant Date, the Company hereby grants to the Participant an option to purchase an aggregate of shares of Stock listed below upon the satisfaction of certain conditions outlined in this Agreement (the “Options”). Options will only be exercisable upon vesting of the Options and only upon the satisfaction of the terms and conditions set forth herein. These Options are intended to constitute an “employment inducement award” and to be exempt from shareholder approval requirements under Rule 5635(c)(4) of the Nasdaq Listing Rules, and this Agreement and the terms and conditions of the Options will be interpreted consistent with such intent.

Participant:	[ ]
ID:	[ ]
Award Number:	[ ]
Date of Grant:	[ ]
Vesting Commencement Date:	[ ]
Number of Shares subject to Option:	[ ]

2. EXERCISE PRICE

The "Exercise Price" of this Option shall be US [] per share of Stock of the Company.

3. TERM AND VESTING OF OPTION

(a) Option Period. This Option shall terminate and all rights to purchase shares of Common Stock hereunder shall cease on the tenth anniversary of the Grant Date.

(b) Vesting. Subject to Section 5 and 6 hereof, this Option shall vest over three (3) years on the following schedule: [ ]. There shall be no proportionate or partial vesting in the periods between the vesting dates, and all vesting shall occur only on the aforementioned vesting dates. Except as may otherwise be provided in the Participant's employment agreement or other agreement between the Company or its affiliates and the Participant, in the event of a Change in Control, the Committee may, in its sole discretion, provide that some or all of the Options shall be immediately vested and exercisable upon the consummation of such Change in Control.

"Change in Control" shall be deemed to occur upon the occurrence of any of the following: (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) consummation of a merger, consolidation, reorganization, or other business combination of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or (d) the shareholders of the Company approve a plan of complete liquidation of the Company, and such liquidation occurs, or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of the Company.

However, to the extent that Section 409A would cause an adverse tax consequence to a Participant using the above definition, the term “Change in Control” shall have the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under 26 C.F.R. 1.409A-3(i)(5), as revised from time to time.

4. EXERCISE AND PAYMENT

(a) General. When the Option has vested and any other conditions to the exercise of an Option have been satisfied, Participant may exercise the Option only in accordance with the following provisions. Participant shall deliver to the Company a written notice stating that Participant is exercising the Option and specifying the number of shares of Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares of Common Stock for which the Option is being exercised. For a Participant subject to UK tax, the Committee may permit exercise through sell-to-cover, net settlement for tax, net settlement for exercise price or a combination of those methods, to the extent permitted by law and the Agreement.

(b) Payment of the Exercise Price. Payment of the Exercise Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made by: [cash; certified or cashier’s check; bank draft or money order; through a “cashless exercise sale and remittance procedure” pursuant to which the Participant shall concurrently provide irrevocable instructions (1) to a brokerage firm approved by the Committee to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (2) to Ondas to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale; or by any other method as may be permitted by the Committee and permitted by applicable law.

5. TERMINATION OF EMPLOYMENT

(a) General. Except as may otherwise be provided in the Participant's employment agreement or other agreement between the Company or its affiliates and the Participant, if the Participant's Continuous Service terminates for any reason or no reason prior to the applicable vesting dates in Section 3 of this Agreement, any unvested Options shall be automatically forfeited. In the event that the Participant engages in any Detrimental Activity, all Options (whether vested or unvested) shall be immediately and automatically forfeited.

(b) Termination Without Cause. Notwithstanding the provisions of the Plan, if the Participant's Continuous Service (including as a board member) terminates with the Company and any of its subsidiaries, without Cause, the Participant shall have (i) ninety (90) days to exercise the Option, or (ii) if earlier, until the expiration of the term of the Option.

(c) Termination Due to Death or Disability. If the Participant's Continuous Service (including as a board member) terminates with the Company and any of its subsidiaries is due to the death or disability of the Participant, the Participant shall have (i) 12-months to exercise the Option, or (ii) if earlier, until the expiration of the term of the Option.

(d) Termination for Cause. In the event the termination is for Cause, any Option held by Participant (whether vested or unvested) at the time of such termination shall be deemed to have terminated and expired upon the date of such termination.

"Cause" shall mean a termination of employment or other service due to the Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however, that if the Participant and the Company or its affiliate have entered into an employment agreement or consulting agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of this Agreement.

"Continuous Service" means that the Participant's service with the Company or an affiliate, whether as an employee, consultant, or director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an affiliate as an employee, consultant, or director or a change in the entity for which the Participant renders such service, provided, that, there is no interruption or termination of the Participant's Continuous Service. The Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board") or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence.

“Detrimental Activity” means any of the following: (a) the disclosure, in breach of their confidentiality obligations, to anyone outside the Company and its affiliates, or the use in other than the Company’s or its affiliates' business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company and its affiliates, acquired by the Participant prior to a termination of the Participant’s Continuous Service; (b) activity while employed or providing services that is classified by the Company as a basis for a termination for Cause; (c) the Participant’s disparagement, or inducement of others to do so, of the Company, its affiliates, or its past or present officers, directors, employees or services; or (d) any other conduct or act of comparable seriousness to the matters described in subparts (a) to (c) above that is determined by the Committee, in its sole discretion, acting reasonably and in good faith, to be injurious, detrimental or prejudicial to the interests of the Company. For purposes of subpart (a) above, the Board or Chief Executive Officer of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

6. MISCELLANEOUS

(a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(d) Entire Agreement; Amendments. Except as otherwise provided for in an employment agreement or other agreement by and between the Participant and the Company or its affiliate, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(e) Section 409A Compliance. It is intended that all compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Section 409A of the Code (and any legally binding guidance promulgated under Section 409A of the Code (“Section 409A”), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Section 409A, then the applicable provisions of Section 409A shall supersede such inconsistent provision. For all purposes under Section 409A, Participant’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. A termination of employment or service under this Agreement shall mean a “separation from service” under Section 409A.

(f) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Nevada. Notwithstanding the foregoing, to the extent that any provision of this Agreement or any determination made by the Company under this Agreement conflicts with mandatory, non-waivable laws, regulations or public policy of the jurisdiction of the Participant’s primary employment or physical residence, such mandatory local laws shall prevail to the extent of that conflict. If the Participant is subject to any United Kingdom rider or appendix to this Agreement, the corresponding provisions of that rider or appendix shall apply to the extent relevant.

(g) Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of the Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company intends to file a registration statement with the Securities and Exchange Commission with respect to the Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, the Participant will not be able to transfer or sell any of issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Stock, including due to the Participant's affiliation with the Company. The Company shall not be obligated to either issue the Stock or permit the resale of any shares of Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

(h) Adjustments. Upon the occurrence of any of the following events, the Participant's rights with respect to the Options granted to him or her hereunder shall be adjusted as hereinafter provided: (i)(A) if the shares of Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Stock as a stock dividend on its outstanding Stock, or (B) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock, the Options and Stock deliverable hereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to reflect such events; (ii) if the Company is to be consolidated with or acquired by another entity in a merger, consolidation, sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Board (as hereinafter defined) or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall (A) make appropriate provision for the continuation of the Options on the same terms and conditions by substituting on an equitable basis for the shares then subject to the Options either the consideration payable with respect to the outstanding shares of Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity or (B), in lieu of (ii)(A), in connection with any Corporate Transaction, the Board may provide that, upon consummation of the Corporate Transaction, the Options shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Stock comprising the Options (to the extent the Options are no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board, all forfeiture and repurchase rights being waived upon such Corporate Transaction); (c) in the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation or other entity are issued with respect to the outstanding shares of Stock, a Participant upon accepting the Options after the recapitalization or reorganization shall be entitled to receive for the price paid upon acceptance if any, the number of replacement securities which would have been received if the Options had been accepted prior to such recapitalization or reorganization; (d) upon the dissolution or liquidation of the Company, the Options shall immediately terminate unless otherwise determined by the Board.

Upon the happening of any of the events described in subparagraphs (a), (b), (c) or (d) above, the Options (if outstanding) shall be appropriately adjusted to reflect the events described in such subparagraphs. The Board or the Successor Board shall determine the specific adjustments to be made under this section, including, but not limited to, the effect of any Corporate Transaction and its determination shall be conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to the Options. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of shares pursuant to the Options.

(i) Administration. The Board, unless it has delegated power to act on its behalf to the Committee, is authorized to: (i) interpret the provisions of this Agreement and the Options and to make all rules and determinations which it deems necessary or advisable for the administration of the Options; (ii) amend any term or condition of the Options, provided that any such amendment shall not impair the rights of the Participant without the Participant’s consent. Subject to the foregoing, the interpretation and construction by the Board of any provisions of the Options shall be final. To the extent permitted under applicable law, the Board or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board or the Committee may revoke any such allocation or delegation at any time.

(j) Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Options or the shares of Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at exercise, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. The Company shall not deliver any shares of Stock to the Participant until it is satisfied that all required withholdings have been made. For United Kingdom purposes only, if the Company determines that any shares of Stock to be acquired pursuant to the exercise of the Option are restricted securities for the purposes of Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003, the Company may require the Participant to enter into a joint election under section 431 of that Act.

(k) Participant Acknowledgements and Authorizations. The Participant acknowledges the following: (i) the Company is not by virtue of the Options obligated to continue the Participant as an employee of the Company or an Affiliate; (ii) the grant of the Options is considered a one-time benefit and does not create a contractual or other right to receive any other award, benefits in lieu of awards or any other benefits in the future; (iii) future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any; (iv) the value of the Options are an extraordinary item of compensation outside of the scope of the Participant’s employment and the Options are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (v) the future value of the shares of Stock is unknown and cannot be predicted with certainty; (vi) the Participant (A) authorizes the Company and each affiliate and any agent of the Company or any affiliate administering the Options or providing recordkeeping services, to disclose to the Company or any of its affiliates such information and data as the Company or any such affiliate shall request in order to facilitate the grant of the Options and the administration hereof; and (ii) authorizes the Company and each affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

(l) Nature of Award and No Employment Rights. If the Participant is employed or engaged in the United Kingdom or otherwise subject to United Kingdom employment law considerations in connection with the Option. The Participant acknowledges that the grant of the Option is wholly discretionary and does not form part of the Participant’s contract of employment or other service relationship. The Option and any shares of Stock acquired pursuant to the exercise of the Option do not form part of the Participant’s salary, wages or other remuneration for any purpose and shall not be taken into account in calculating any pension, severance, redundancy, notice, bonus, holiday pay or other similar entitlement. Nothing in the Agreement confers on the Participant any right to continued employment or other service or limits in any way the right of the Company or any Affiliate or employing entity to terminate the Participant’s employment or other service relationship. To the fullest extent permitted by law, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option or any loss or diminution in value of the Option or any rights in connection with it.

(m) United Kingdom Data Privacy. If the Participant is employed or engaged in the United Kingdom or otherwise subject to United Kingdom data protection considerations in connection with the Option. The Participant understands that the Company, the Participant’s employer and any Affiliate may collect, use, process and transfer personal data relating to the Participant for the purposes of implementing, administering and managing the Option and any shares of Stock acquired pursuant to it. Such data may be transferred to the Company, the Participant’s employer, any Affiliate and any broker or other service provider assisting with the operation of the Option, whether in the United Kingdom or elsewhere. Any such processing and transfer shall be carried out in accordance with applicable law and any applicable privacy notice or policy made available to the Participant. The Participant may exercise any rights available under applicable data protection law in accordance with the relevant privacy notice or by contacting the Company or the Participant’s employer.

(n) International Mobility. If, at any time between the Grant Date and the exercise of the Option, the Participant works, resides or becomes subject to tax in more than one jurisdiction, or transfers employment or services between jurisdictions. The Company may impose such additional terms and conditions on the Option as it determines are necessary or appropriate to comply with applicable tax, social security, exchange control, securities or other legal requirements. The Participant shall take any action and provide any information or documentation that the Company or the Participant’s employer reasonably requests in connection with such requirements, including details of the Participant’s residence, work locations and tax status. The Company shall not be required to permit the exercise of the Option, or to issue or deliver any shares of Stock upon exercise, unless and until the Participant has complied with such requirements.

(o) Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Ondas Inc.

222 Lakeview Avenue, Suite 800,

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, and Patrick Huston, Chief Operating Officer, General Counsel and Secretary

Email: [***]

with a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

Attention: Christina Russo

Email: [***]

If to the Participant: at the address set forth in the Company's records.

Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

(p) Assignment and Successors. This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(q) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ONDAS INC.

By:

Name: Eric A. Brock

Title: Chief Executive Officer

PARTICIPANT:

Electronically Signed

Name: [ ]